Exhibit 10.8

            STATE OF ALABAMA)

            COUNTY OF JEFFERSON)

SHADES CREEK PLAZA

813 SHADES CREEK PARKWAY

BIRMINGHAM, ALABAMA

OFFICE LEASE

THIS OFFICE LEASE (this “Lease”) is made and entered into on the 8th day of March, 2011, between SHADES PARKWAY, L.L.C., with an address at P.O. Box 530441 Birmingham, Alabama 35253 (hereinafter called the “Landlord”) and NATIONAL BANK OF COMMERCE, with an address at 813 Shades Creek Plaza Suite 100, Birmingham, Alabama 35209 (hereinafter called the “Tenant”).

W I T N E S S E T H:

1.	PREMISES

The Landlord does hereby rent and lease to the Tenant and the Tenant does hereby rent and lease from the Landlord certain office space of consisting of approximately 10,471 rentable square feet depicted in Exhibit “A” attached hereto (hereinafter called the “Premises”), located on the first floor of the building at 813 Shades Creek Parkway, Suite 100, Birmingham, AL 35209 (hereinafter called the “Building”). Landlord represents to and covenants with Tenant that: (a) Landlord owns the Building in fee simple, subject to encumbrance that will not materially and adversely impact Tenant’s intended use of the Premises as an office, retail bank branch (Landlord makes no representation about whether Tenant’s drive through facilities are permitted thereunder); and (b) to the best of Landlord’s knowledge, Landlord has received no written notice of any planned or contemplated construction or improvements to any street, highway or driveway providing access to the Building or any property abutting the Building by any governmental entity or adjoining landholder. Landlord and Tenant hereby acknowledge and agree that all Rent payable by Tenant pursuant to this Lease is calculated on the assumption that the floor area of the Premises consists of the amount of rentable square feet set forth above. Tenant or Landlord shall have the right to have the measurement of the Premises verified by a licensed architect, and in the event that Tenant or Landlord discovers that the rentable square footage of the floor area of the Premises are more or less than said amount, all Rent payable by Tenant pursuant to this Lease shall be adjusted accordingly.

2.	TERM; DELIVERY

The term of this Lease (the “Lease Term”) shall commence on the date (the “Commencement Date”) that is sixty (60) days after the later to occur of (a) April 6, 2011 and (b) the date that Landlord delivers the Premises in compliance with this Lease to Tenant for its exclusive possession, and shall end on the date that is eighty-six (86) months after the Commencement Date, unless sooner terminated as herein provided. If the Landlord and Tenant mutually agree to a different “Commencement Date”, the Lease shall begin on that day and continue for eighty-six (86) consecutive months until the lease term expires or is otherwise terminated as herein provided. Notwithstanding the foregoing, Tenant reserves the right to terminate this Lease at any time on or before the date that is six (6) months from the effective date of this Lease first set forth above if Tenant does not receive all necessary permits and approval from the appropriate governmental authorities for the relocation of its headquarters to the Premises; provided, however, this termination right is conditioned upon the Tenant’s reimbursement of Landlord for all tenant improvement allowance payments made by Landlord to Tenant, all real estate brokerage commissions paid in connection with this Lease, as well as an amount equaling six (6) month’s Net Base Rental to enable Landlord to re-lease the Premises.

3.	RENT

Tenant agrees to pay as Rent for the Premises, the Net Base Rental described in 3.a. and the Additional Rent described in 3.b. below and in Section 34 of this Lease, as specified for each Lease Year, with the rent commencing June 6, 2011 or any other mutually agreed to “Commencement Date” by the Landlord and Tenant:

a.	Net Base Rental:

Lease Year	Rent Per Rentable Square Foot of Premises
Year 1-2	$19.00/rentable square ft
Year 3-4	$20.50/rentable square ft
Year 5-6	$21.50/rentable square ft
Year7-end of lease term	$22.50/rentable square ft

Landlord agrees that Tenant may possess the entire 10,471 rentable square feet for the first six (6) months following the Commencement Date but only have to pay Net Base Rental for 6,500 square feet of the Premises at the above stated rate. At the end of six (6) months, Tenant may continue to occupy all 10,471 square feet and the Net Base Rental shall thereafter be based on the entire Premises consisting of 10,471 square feet.

b.	Additional Rent: Tenant also agrees to pay all amounts designated as “Additional Rents” herein, included but not limited to the “Additional Rent” described in Section 34 of this Lease.

Net Base Rental and Additional Rent are sometimes collectively referred to as “Rent”.

All such Rent shall be paid promptly at the offices of Landlord without notice or demand and without set off or deduction of any kind except as otherwise expressly set forth herein.

4.	LATE CHARGES

All monthly rent or other amounts due shall be payable in advance on the first (1st) day of every month and any payment of rent or other sum due hereunder not received by Stone River Property Management, LLC, or any replacement agent designated by Landlord in writing (“Landlord’s Agent”) by the fifth (5th) day of the month shall be subject to a LATE PAYMENT PENALTY CHARGE of five percent (5%) of the amount past due; provided, however, that the first such late payment during any calendar year shall not be assessed a late payment penalty charge so long as such payment is paid within ten (10) days following written notice from Landlord. All such charges shall be secured as Additional Rent under this Lease.

5.	SECURITY DEPOSIT

Landlord and Tenant agree that Tenant will deposit with Landlord’s Agent the sum of Zero Dollars ($0.00) on the date of execution of this Lease.

6.	OPTIONS TO RENEW

Tenant shall have two options to renew the Lease for five (5) year renewal terms each, and any exercised option period shall be added to the Lease Term, as defined above. The Rental rate shall be at the prevailing market rate for comparable office buildings in Birmingham, Alabama’s “midtown market area”. Tenant shall give Landlord written notice of their intent to renew the Lease 180 days before the expiration of the Lease or then-current renewal term. If the parties do not agree on a rental rate for any option period within sixty (60) days of Tenant’s notice exercising such option, then Tenant reserves the right to revoke its exercise of the option to renew in a written notice to Landlord at any time before the parties agree on such rental rate.

7.	USE; EXCLUSIVE USE

Tenant may use and occupy the Premises as a bank and administrative space and for other lawful uses ancillary or related thereto which are suitable to office buildings in Birmingham, Alabama, and for no other use or purpose. The Tenant agrees that it will safely and quietly occupy the Premises and will in no way allow or commit any noxious or offensive or illegal activity to occur as a result of the Tenant’s occupancy and business. Furthermore, nothing shall be done on the Premises which may be or may become an unreasonable annoyance or nuisance to adjoining tenants, their employees or customers. Notwithstanding any provision of this Lease to the contrary, Tenant reserve the right to cease its business operations in the Premises so long as it continues to comply with all the terms of this Lease. However, in the event Tenant ceases operations at the Premises for more than sixty (60) consecutive days for any reason other than casualty, force majeure or remodeling, Landlord may elect to terminate this Lease and recover possession of the Premises by giving Tenant thirty (30) days prior written notice of such election to terminate, and upon such termination, Tenant and Landlord shall have no continuing obligation to each other under this Lease, except those obligations that are expressly stated to survive the expiration or earlier termination hereof. Tenant may nullify Landlord’s notice of termination by resuming its business operations in the Premises within such thirty (30) day period.

Tenant shall not commit or allow any waste to be committed on any portion of the Premises, and at the termination of this Lease, tenant shall deliver the Premises to Landlord in as good a condition as at the date of the commencement of this Lease, ordinary wear and tear, Tenant’s alterations (as approved, if required by this Lease) and damage by casualty excepted.

Provided Tenant is not in default of the Lease beyond any applicable notice and cure period and is operating in the Premises, Tenant shall have the exclusive right to accept deposits as a retail bank branch in the Building. The parties acknowledge and agree that the term “retail bank branch” does not include investment banks or brokerage houses. Landlord understands and agrees that in the event Landlord or any person or entity controlled by Landlord or another tenant uses, leases or permits the use, leasing or subleasing of, or sells any space in any portion of the Building in violation of this paragraph, Tenant shall be entitled to any and all remedies available at law or in equity.

8.	CONDITION OF PREMISES

Subject to the maintenance obligations of the parties pursuant to Section 10 of this Lease, Tenant’s taking possession of the Premises shall be conclusive evidence as against the Tenant that the Premises were in good order and satisfactory condition when the Tenant took possession. Except as specifically set forth herein, no promises of the Landlord to alter, remodel, repair or improve the Premises or the Building and no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant. At all times during the Lease Term, Tenant agrees to give Landlord prompt notice of any damage or any apparent defective condition in or about the Premises.

9.	ASSIGNMENT

Tenant may not, without the prior written consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed), assign this Lease or any interests hereunder, pledge the leasehold interest for any reason, or sublet the Premises or any part thereof, or permit the use of the Premises by any party other than Tenant. Any such consent shall require, as a condition thereto, that: (i) the original Tenant shall remain fully liable hereunder for the full term of this Lease; (ii) if the said assignment or subletting involves a higher total rent than is provided for hereunder, fifty percent (50%) of the excess rent shall go to the Landlord as and when received (after subtracting (A) unamortized improvements paid for by Tenant, and (B) tenant build-out costs, brokerage commissions, architects fees, legal fees and all other costs, fees and expenses incurred and actually paid by Tenant in connection with such assignment or subletting); and (iii) the Landlord shall retain the right of consent or non-consent as to any further such assignments, subletting, or pledges. None of the following shall constitute an assignment for purposes of this Lease: (a) the transfer of any stock or partnership interest of Tenant that, after such transfer, results in the ownership of fifty percent (50%) or less of the voting stock or general partnership interests of Tenant by persons or entities other than those persons or entities which own the same as of the date of this Lease, (b) the assignment or subletting to an affiliate of Tenant, or (c) the assignment or subletting in connection with sale of the business of, or substantially all of the assets of, Tenant or any affiliate of Tenant shall not constitute an assignment for purposes of this Lease; provided, however, that in any such situations the original Tenant shall remain fully liable hereunder for the full term of this Lease.

10.	SERVICES AND UTILITIES

Landlord shall maintain and replace, if necessary, the roof, the exterior and the Site (as defined below), the Building, the structural components of the Building, including without limitation, load-bearing walls, the mechanical, electrical, sprinklers, the generator, plate glass, plumbing and HVAC systems of the Building, the parking areas and landscape areas and public and common areas of the Building (such as lobbies, stairs, elevators, corridors and rest rooms) in good order and first class condition, unless such maintenance or replacement is necessitated by the negligence of Tenant or its employees, guests or contractors.

Landlord shall furnish the Premises with: (i) electricity sufficient for standard consumption for general office lighting and the operation of personal and main-frame computers, typewriters, and other office machines of similar electrical consumption; provided, however, that if the installation of such electrical equipment requires additional air-conditioning capacity above that considered the standard capacity for a building of this type, the additional air-conditioning installation and operating costs shall be paid by Tenant; (ii) heat and air-conditioning during reasonable and usual business hours, 8:00 a.m. to 6:00 p.m. Monday through Fridays and on Saturdays from 8:00 a.m. through noon. (exclusive of Sundays and State and National holidays) and such additional hours as Landlord may deem appropriate; (iii) continuous elevator service, (iv) lighting replacement (limited to building standard fluorescent and incandescent bulb replacement in the Premises and fluorescent and incandescent bulb replacement in the Common Areas), (v) rest room supplies, (vi) janitorial service on a five (5) day/week basis, excluding normal business holidays, (vi) hot and cold water and (viii) security in the form of limited access to the Building during other than normal business hours. Additional usage of utilities or other such services as described herein may be purchased by the Tenant at a standard hourly or daily rate as agreed from time to time between Landlord and Tenant. After hours heating, ventilation, and air-conditioning may be requested by Tenant at as set forth in Exhibit “C”. Landlord shall use reasonable efforts to remedy any interruption in the furnishing of such services.

It is understood that Landlord does not warrant that any of the services referred to above, or any other services which Landlord may supply, will be free from interruption. Tenant acknowledges that any one or more such services may be suspended or reduced by reason of accident or repairs, alterations or improvements necessary to be made, by labor disputes, by accident, by inability to obtain any essential material or service, by acts of God, by acts of war, terrorism or bioterrorism, or by any cause beyond the reasonable control of Landlord, or by orders or regulations of any federal, state, county or municipal authority. Landlord shall not be liable for any loss of computer data or other damages resulting from a failure of electrical power. Any such interruption or suspension of services shall never be deemed an eviction or disturbance of Tenant’s use and possession of the Premises or any part thereof, or render Landlord liable to Tenant for damages. Landlord will use reasonable efforts in the event of a strike to secure parties not involved in the labor dispute to provide minimum services for cleaning rest rooms, waste removal, and janitorial services. Notwithstanding the foregoing, in the event that Tenant’s utilities are disrupted due to the negligence of Landlord and such disruption prevents Tenant from operating its business at the Premises for more than seventy-two (72) hours, Tenant shall be entitled to an abatement of Rent from and after the expiration of such seventy-two (72) hour period, during the period it cannot operate its business, until such time as such utilities are restored. In the event of any such interruption of any such services, Landlord shall use reasonable diligence to restore such service in any circumstances in which such interruption is caused by Landlord’s fault.

Tenant shall notify Landlord in writing of any need for an increase in power usage or if Tenant’s power usage increases over and above its existing usage. Whenever heat-generating machines or equipment or lighting other than building standard lights are used in the Premises by Tenant that unreasonably affect the temperature otherwise maintained by the air-conditioning units in the Premises, the cost thereof, including the cost of installation and the cost of operation and maintenance thereof, shall be paid by Tenant to Landlord upon billing by Landlord, which billing shall be accompanied by appropriate invoices. If Tenant installs lighting requiring power in excess of standard consumption in the Building for general office use, as defined under “(i)” in the second paragraph of this section, or if Tenant installs equipment requiring power in excess of standard consumption for general office use, as defined under “(i)” in the second paragraph of this section, Tenant shall pay to Landlord upon billing the entire cost of such excess power as Additional Rent, together with the entire cost and expense of installing and maintaining any additional risers, meters, panels, wiring or other facilities that may be necessary to furnish such excess power to the Premises and separate accounting therefor.

11.	INDEMNIFICATION

Each party hereby agrees to indemnify and hold the other harmless against and from any and all claims of damages or injury arising from any and all claims arising from any breach or default in the performance of any obligation on such party’s part to be performed under the terms of this Lease, or arising from any act, neglect, fault or omission of such party, or of its agents, employees, visitors, invitees, or licensees, including without limitation all claims arising out of or in any way relating to The Americans With Disabilities Act of 1990, and from and against all costs, attorneys’ fees, expenses, and liabilities incurred in or about any such claim or any action or proceeding brought thereon; and in case any action or proceeding be brought against the other (indemnified) party by reason of such claim, such (indemnifying) party, upon notice from the other (indemnified) party, shall defend the same at such (indemnifying) party’s expense by counsel reasonably satisfactory to the other (indemnified) party. The indemnification herein relating to the Americans with Disabilities Act of 1990 is given by Tenant with respect to its own Premises, only, and by Landlord with respect to the Building common areas, Site, and parking areas. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to Tenant’s property or injury to Tenant’s employees, agents, visitors, invitees and licensees in or upon the Premises, and Tenant hereby waives all claims with respect thereto, from any cause whatsoever, against Landlord, except claims for personal injury or property damage which are caused by the Landlord or by its agents or employees. Neither party shall be liable to the other for any unauthorized or criminal entry of third parties into the Premises, Building, parking facilities and the approaches, entrances, streets, sidewalks or corridors thereto, by or from any unauthorized or criminal acts of third parties, regardless of any breakdown, malfunction or insufficiency of any security measures, practices or equipment provided by Landlord or Tenant. Tenant shall notify Landlord in writing of any breakdown or malfunction of any security measures, practices or equipment provided by Landlord as to which Tenant has knowledge. Landlord shall not be liable to Tenant for interference with the light or other incorporeal hereditament intangible, real, or mixed property or for any damage therefrom to Tenant or Tenant’s property from any cause beyond Landlord’s reasonable control. The parties hereby agree that, in no event, shall they be liable for consequential, special or punitive damages, including injury to the business of the other or any loss of income therefrom, nor shall Landlord be liable to Tenant for any damages caused by the act or neglect of any other tenant in the Building. The provisions of this paragraph shall survive the termination of this Lease with respect to any claim, damage, injury or death occurring prior to such termination.

Neither Landlord nor Tenant shall be liable to the other or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure or other tangible property, or any resulting loss of income, or losses under workmen’s compensation laws and benefits even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees if any such loss or damage is covered by insurance benefitting the party suffering such loss or damage or was required to be covered by insurance pursuant to this Lease. Each insurance policy to be obtained by Landlord and Tenant under the provisions of Section 14 shall contain a waiver of subrogation provisions pursuant to which the insurer waives all expressed or implied rights of subrogation against Tenant or Landlord, as the case may be, and their respective officers, directors, partners, employees and agents.

12.	DAMAGE TO PREMISES

In case the Premises, the Site or the Building are damaged by fire or other cause as to be rendered inaccessible or untenantable, or if the Premises or the Building are destroyed or damaged and either the holder of any mortgage does not make the proceeds of insurance maintained by Landlord available to Landlord for reconstruction, restoration and repair, or available insurance proceeds are insufficient to pay for (exclusive of architectural and engineering fees, excavations, footings and foundations) the reconstruction, restoration and repair, Landlord and Tenant shall each have the right, at their respective option, within one hundred eighty (180) days of such damage to terminate this Lease. If neither opts to terminate, Landlord shall diligently repair and restore the Building and the Premises, including interior walls, carpet and molding therein, to a tenantable condition and the Rent shall abate during the period said Premises (or any substantial portion thereof) or Building are untenantable or inaccessible. Should said Premises or the Building not be restored within one hundred eighty (180) days from the date of the fire or other cause rendering them untenantable or inaccessible, the Tenant shall have the further option to terminate this Lease by giving thirty (30) days’ written notice of its intent to do so (with the notice period beginning on the one hundred eightieth (180th) day, and the Lease shall be terminated on the two hundred tenth (210th) day. Where the use of or access to the Premises is affected by any damages thereto or to the Building there shall be an abatement or an equitable reduction in Rent depending on the period for which and the extent to which the Premises are not usable or accessible for the purposes for which they are leased hereunder.

13.	FIRE DAMAGES

It is acknowledged and understood by the parties hereto that such insurance for fire and extended coverage to be purchased by Landlord shall be for the sole benefit of the Landlord, and that such insurance shall not cover Tenant’s personal property, trade fixtures, records and files, leasehold improvements or other appurtenances, and that in the event of damage to or loss of any such items, Landlord shall have no obligation to repair or replace same. Landlord and Tenant hereby release and waive all right of recovery against each other or any one claiming through or under them by way of subrogation or otherwise and arising out of any loss by fire or other similar casualty.

Neither Landlord nor Tenant shall be liable to the other for any loss or damage from risks ordinarily insured against under fire insurance policies with extended-coverage endorsements, irrespective of whether such loss or damage results from their negligence or that of any of their agents, servants, employees, licensees or contractors to the extent that such losses are covered by valid and collectable insurance on the Building and property at the time of the loss.

14.	INSURANCE

Tenant, at its own expense, shall maintain the described insurance coverages. All coverages shall be primary and non-contributory over any insurance the Landlord may elect to provide on its behalf. At the commencement of the first Lease Year, and upon renewal of such insurance coverages, Tenant shall deliver to the Landlord upon commencement date of this Lease an original certificate of required insurance coverages from the insurer stating that such insurer will provide a minimum of thirty (30) days’ prior written notice of cancellation. All policies of insurance required to be carried by Tenant under this paragraph shall be in form reasonably satisfactory to Landlord, shall be issued by responsible insurance companies which are licensed to do business in the State of Alabama and have a Best’s rating of at least “A”.

(i)	Comprehensive General Liability. Tenant shall maintain a Comprehensive General Liability policy including all those coverages normally provided by the “Extended Liability Endorsement.” Such policies shall specifically name the Landlord as additional insured, and shall include a cross-liability endorsement. Landlord may, at its discretion, request evidence of products insurance.

(ii)	Property Insurance. Tenant shall maintain a standard “all risk” property insurance policy on all personal property and tenant owned improvements and betterments for not less than 100% of the replacement cost of such. The Tenant “all risk” property policy shall not provide for a deductible in excess of $250,000 without prior written approval of the Landlord.

(iii)	Minimum Limits. The minimum limits of liability acceptable are: $2,000,000 per occurrence and $3,000,000 aggregate

Landlord shall insure the Building against loss due to fire and other casualties included in standard extended coverage insurance policies in an amount equal to the replacement cost thereof, exclusive of architectural and engineering fees, excavations, footings and foundations. In addition, Landlord shall maintain commercial general liability insurance covering the Site and the common areas of the Building in amounts of at least the greater of (A) that required of Tenant in this Lease, and (B) that required by Landlord’s mortgage lender. All coverages shall be primary and non-contributory over any insurance the Tenant may elect to provide on its behalf. All policies of insurance required to be carried by Landlord under this paragraph shall be in commercially reasonable form and shall be issued by responsible insurance companies which are licensed to do business in the State of Alabama and have a Best’s rating of at least “A”. All insurance shall require such insurer to provide a minimum of thirty (30) days’ prior written notice to Tenant of cancellation.

15.	DEFAULT

Upon the happening of any one or more of the events as expressed in this paragraph the Landlord shall have the right, at the option of the Landlord, to either annul and terminate this Lease upon two (2) days’ written notice to Tenant and thereupon re-enter and take possession of the Premises; or the right upon two (2) days’ written notice to the Tenant to re-enter and re-let said Premises, from time to time, as agents of the Tenant, and such re-entry and re-letting or both, shall not discharge the Tenant from any liability or obligation hereunder, except that rents (i.e., gross rents less the expense of collecting and handling, and less commissions and less any rental concessions) collected as a result of such re-letting shall be credited to the Tenant’s liability up to the amount due under the terms of this Lease and the balance, if any, credited to the Landlord.

Nothing herein, however, shall be construed to require the Landlord to re-enter and re-let, nor shall anything herein be construed to postpone the right of the Landlord to sue for rents, but, on the contrary, the Landlord is hereby given the right to sue therefore at any time after default.

The events of default are: failure of the Tenant to pay any one or more of the installments of Rent or any other sum provided for in this Lease within five (5) days following notice from Landlord that such payment is due; the levy of an execution or other legal process upon the goods, furniture, effects or other property of the Tenant brought on the Premises or upon the interest of the Tenant in this Lease which is not dismissed within sixty (60) days; the filing of a Petition in Bankruptcy, or a Petition for rearrangement or reorganization by or against the Tenant, which is not dismissed within sixty (60) days; the appointment of a receiver or trustee, or other court officer, for the assets of the Tenant, which is not dismissed within sixty (60) days; the execution of an assignment for the benefit of creditors of the Tenant which is not dismissed within sixty (60) days; the assignment by Tenant of this Lease or the re-letting or subletting by the Tenant of the Premises or any part hereof without the written consent of the Landlord first had and obtained, unless not prohibited by the provisions of Section 9 hereof; the violation by the Tenant of any other of the terms, conditions or covenants not set out in this paragraph on the part of the Tenant herein contained, and failure of the Tenant to remedy such violation within thirty (30) days after written notice thereof is given by the Landlord to the Tenant; provided, however, that if such violation or failure is not reasonably capable of being cured within such thirty (30) day period, Tenant shall have such additional time, up to a maximum of ninety (90) days, to cure the same provided Tenant commences curative action within such thirty (30) day period and proceeds diligently thereafter to cure such violation or failure until completion.

Abandonment of the Premises by the Tenant and any consequent reduction in the cost to the Landlord for services to the Premises shall not work to reduce the Tenant’s liability for Rent under the terms of this Lease.

The Tenant agrees to pay Landlord, or on Landlord’s behalf, a reasonable attorney’s fee in the event Landlord employs an attorney to collect any Rents due hereunder by Tenant, or to protect the interest of Landlord in the event the Tenant is adjudged a bankrupt, or legal process is levied upon the goods, furniture, effects or personal property of the Tenant upon the said Premises, or upon the interest of the Tenant in this Lease or in said Premises, or in the event the Tenant violates any of the terms, conditions, or covenants on the part of the Tenant herein contained and such violation continues beyond any applicable notice and cure period.

In the event the Tenant violates any of the terms, conditions, or covenants hereof beyond any applicable notice and cure periods, the Landlord shall have the privilege, at Landlord’s option, of re-entering and taking possession of said Premises and leasing all or any portion of said Premises for such term and for such use deemed satisfactory to the Landlord, applying each month the net proceeds (i.e., gross rents less the expense of collecting and handling, and less any commissions and less any rental concessions) obtained from said leasing to the credit of the Tenant herein, up to the amount due under the terms of this Lease and the balance to the Landlord. Said leasing shall not release the Tenant from liability hereunder for the rents reserved for the residue of the term of this Lease, but Tenant shall be responsible each month for the difference, if any, between the net rents obtained from such leasing and the monthly rent reserved hereunder, and said difference shall be payable to the Landlord by the Tenant on the first day of each month for the residue of the term hereof.

No re-entry hereunder shall bar the recovery of rent or damages for the breach of any of the terms, conditions, or covenants on the part of the Tenant herein contained. The receipt of rent after breach or condition broken, or delay on the part of Landlord to enforce any right hereunder, shall not be deemed a waiver of forfeiture, or a waiver of the right of the Landlord to annul the Lease, or to re-enter said Premises, or to re-let the same, or to accelerate the maturity of the rents hereunder.

If any breach of this Lease by Landlord continues for a period of thirty (30) days written notice from Tenant to Landlord, Tenant shall have all remedies available at law and equity, together with those expressly provided herein, including the right to cure such default and offset the cost of such cure against Net Base Rental; provided, however, that if such violation or failure is not reasonably capable of being cured within such thirty (30) day period, Landlord shall have such additional time to cure the same provided Landlord commences curative action within such thirty (30) day period and proceeds diligently thereafter to cure such violation or failure until completion.

16.	NO WAIVER

No waiver of any condition or covenant of this Lease by any party shall be deemed to imply or constitute a further waiver by such party of any other condition or covenant of this Lease. The rights and remedies created by this Lease are cumulative and the use of one remedy shall not be taken to exclude or waive the right to the use of another.

17.	PERSONAL PROPERTY

All personal property in the Premises shall be and remain at Tenant’s risk, and Landlord shall not be liable for any damages to, or loss of, such personal property arising from acts of negligence of any other persons; nor from the leaking of the roof; nor from the bursting, leaking or overflowing of water or rain, sprinkler system, sewer or steam pipe; nor from the heating or plumbing fixtures; nor from electric wires or fixtures; nor from any other cause whatsoever unless arising from Landlord’s gross negligence or willful misconduct.

18.	LAWS, RULES AND REGULATIONS

Tenant shall comply with all applicable laws, ordinances, rules and regulations of any governmental entity, agency or authority with respect to Tenant’s use of the Premises or any changes to the Premises required because of Tenant’s unique use of the Premises.

The present rules and regulations in regard to the Building are attached hereto as Exhibit “D” and made a part hereof as though fully set out herein. Landlord reserves the right to change these rules and regulations, as modified or supplemented from time to time by the Landlord, so long as such modifications do not materially increase Tenant’s cost of complying with this Lease, and the Tenant shall faithfully observe and perform such rules and regulations, and the Tenant shall further be responsible for the compliance with such rules and regulations by the Tenant’s employees, its invitees, agents, servants or visitors. Without limiting the foregoing, Tenant will not cause any unsightly or unsanitary accumulation of debris or refuse or trash upon any of the walkways, or in the interior or exterior of the Building, and will not place or cause to be placed or permit to be placed any items in the halls or walkways of the Building, or in any place other than in the Premises.

19.	ENTIRE AGREEMENT

This Lease and attachments hereto, if any, constitute the entire agreement between the parties hereto. This Lease may be modified only by an agreement in writing, signed by Landlord and Tenant. No surrender of the Premises or of the remainder of the term of the Lease shall be valid unless expressly accepted, in writing, by the Landlord.

20.	TIME OF ESSENCE

It is understood and agreed between the parties hereto that time is of the essence with respect to all of the terms and provisions of this Lease (but, in all instances, the parties to this Lease waive incidental, consequential and punitive damages).

21.	CONDEMNATION

In the event Landlord, during the term of this Lease, shall be required by any governmental authority or the order or decree or any court to repair, alter, remove, condemn, reconstruct or improve any part of the Premises, then such repairing, alterations, removal, reconstruction or improvement may be made by and at the expense of the Landlord and shall not, in any way, affect the obligations or covenants of the Tenant herein contained, and the Tenant hereby waives all claims for damages or abatement of rent because of such repairing, alteration, removal, reconstruction or improvement; provided, if the repairs, alterations, removal, reconstruction or improvements required, ordered or decreed shall render said Premises, or a substantial portion thereof, the drive through on the site or the Building wherein they are located, untenantable thereby, unless said repairs, alterations, removal, reconstruction or improvements be made within one hundred (100) days after the date of the order or decree, notice of requirements, then either party hereto upon written notice to the other party, given not later than one hundred twenty (120) days after the date of said order or decree, notice of requirements, may terminate this Lease, in which case rent shall be apportioned and paid to the date said Premises or Building were rendered untenantable. The Landlord shall be entitled to receive all the proceeds of any total or partial taking of the Premises by eminent domain or condemnation, including any part of such award as may be attributable to the expired leasehold interest or other rights of the Tenant in the Premises, and the Tenant hereby assigns, and transfers to the Landlord all the Tenant’s rights to receive any part of such proceeds.

22.	DELIVERY OF POSSESSION AFTER TERMINATION

Tenant agrees to surrender to Landlord, at the end of the term of this Lease and/or upon any cancellation or termination of this Lease, said Premises in broom-clean condition, and in as good condition as said Premises were at the beginning of the term of this Lease, ordinary wear and tear, Tenant’s alterations and damage by casualty or condemnation excepted (it being agreed that any alterations made by Tenant may, at Tenant’s option, remain at the Premises or be removed by Tenant provided Tenant promptly repairs any damage caused by such removal). Tenant agrees that, if Tenant does not surrender to Landlord said Premises at the end of the term of this Lease or upon any cancellation or termination of the term of this Lease, then Tenant will pay to Landlord all actual damages the Landlord may suffer on account of Tenant’s failure to so surrender to Landlord possession of said Premises (excluding incidental, consequential and punitive damages). If the Tenant shall remain or continue to be in possession of the Premises or any part thereof after the termination of this Lease, Tenant shall pay to Landlord, as increased monthly Rent and liquidated damages for each month or portion thereof that such possession is withheld, a sum equal to 150% of the Rent during the final month of this Lease for the Premises, as determined by the provisions of this Lease; provided however, that in the event that Tenant revokes its exercise of an option to renew pursuant to Section 6 of this Lease, then such increased Rent/liquidated damages shall not go into effect until one month after the termination of this Lease. No possession by Tenant after the expiration of the term of this Lease shall be construed to extend the term of this Lease unless Landlord has consented to such possession in writing. No termination of this Lease prior to the normal ending thereof, by lapse of time or otherwise, shall affect Landlord’s right to collect Rent for the period prior to the termination thereof.

23.	TENANT SIGNS

Landlord shall provide and install Tenant’s name and suite numerals at the main entrance door to the Premises. All graphics of Tenant visible in or from public corridors or the exterior of the Premises shall be subject to Landlord’s written approval before installation. Landlord will also provide directory information strips identifying Tenant in the Building directory located in the lobby level of the Building. All signage shall be subject to zoning restrictions. Landlord hereby approves Tenant’s right to install signage on the facade of the Building where the current Brownell signage is located, which signage shall be approved by Landlord, which approval shall not be unreasonably withheld or delayed. Landlord shall not agree to allow any other tenant or third party exterior facade signage rights on the facade of the front Building facing Shades Creek Parkway without the prior written consent of Tenant. Within one hundred eighty (180) days of the date of this Lease, Landlord shall construct a pylon (the “Building Pylon”) along Shades Creek Parkway and allow Tenant to install its signage on its choice of the available tenant signage spaces. Tenant’s sole remedy for Landlord’s failure to construct the Building Pylon is to construct such pylon itself after obtaining Landlord’s approval of the plans and specifications for the Building Pylon.

24.	ENTRY BY LANDLORD; RESERVATION OF RIGHTS; TRANSFERS

Upon reasonable prior notice and accompanied by Tenant’s representative and subject to applicable state banking regulations, Landlord may enter the Premises to: (a) inspect the same, (b) exhibit the same to prospective purchasers, lenders or tenants, (c) determine whether Tenant is complying with all of Tenant’s obligations hereunder, (d) supply janitorial service and any other services to be provided by Landlord to Tenant hereunder, and (e) make repairs required of Landlord under the terms hereof or repairs to any adjoining space or utility service or make repairs, alterations or improvements to any other portion of the

Building, provided, however, that all such entrances and work shall be done as promptly as possible and shall cause as little interference with Tenant’s use and occupancy as reasonably possible. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quite enjoyment of the Premises or any other loss occasioned by such entry unless arising from Landlord’s negligence. Subject to applicable state banking regulations, Landlord shall at all times have and retain a key with which to unlock all of the doors in, on or about the Premises (excluding Tenant’s vaults, safes, and similar areas designated in writing by Tenant in advance); Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in an emergency in order to obtain entry to the Premises, and any entry to the Premises obtained by Landlord of any said means, or otherwise, shall not, under any circumstances, be construed or deemed to be a forcible or unlawful entry into or a detainer of the Premises or an eviction actual or constructive, of Tenant from the Premises, or any portion thereof.

Landlord reserves the right to name the Building; to change the name or address of the Building; to install or maintain a sign or signs on the exterior of the Building in all locations other than the facade of the front Building facing Shades Creek Parkway; to reasonably designate all sources furnishing sign painting and lettering, ice, drinking water, towels, toilet supplies, vending machines, vending services, catering, and like services used on the Premises or in the Building; to hold pass keys to the Premises. Landlord hereby grants to Tenant and any other tenants of the Building, the right to use and occupy in common with Landlord the common areas of the Building, including corridors, stairways, elevators, restrooms, lobbies, entranceways, parking areas (except for other tenant’s designated parking spaces), service roads, loading facilities, sidewalks, and such other facilities as may be designated from time to time by Landlord subject to the terms and conditions of this Lease.

25.	PEACEFUL ENJOYMENT

Tenant shall and may peacefully enjoy the Premises against all persons claiming by, through or under Landlord, subject to the other terms hereof, provided that Tenant pays the rent and other sums herein recited to be paid by Tenant and performs all of Tenant’s covenants and agreements in this Lease.

The foregoing covenant and any and all other covenants of the Landlord shall be binding upon Landlord and its successors only with respect to breaches occurring during its or their respective periods of ownership of the Premises.

26.	NOTICES

All notices herein authorized or required to be given to the Landlord shall be sent by Registered or Certified Mail or by recognized overnight delivery service, addressed to Landlord at the address set forth in the opening paragraph of this Lease or to such other place as the Landlord may from time to time designate in writing to the Tenant. All notices herein authorized or required to be given to the Tenant shall be sent by Registered or Certified Mail or by recognized overnight delivery service, addressed to Tenant at the address set forth in the opening paragraph of this Lease or to such other place as the Tenant may from time to time designate in writing to the Landlord. Written notice from the Landlord, delivered as aforesaid, shall constitute such notice to Tenant to comply with the terms of this Lease and with the law of Alabama relating to unlawful detainer proceedings. Notices that are properly addressed shall be deemed delivered on the fifth (5th) day following mailing by Registered or Certified Mail, and on the next day if mailed by recognized overnight delivery service.

27.	LEASE SUBORDINATE TO MORTGAGES

The Tenant agrees that this Lease shall remain subject to and subordinate to all present and future mortgages affecting the Building of which the Premises are a part, and the Tenant shall promptly execute and deliver to the Landlord such certificate or certificates in writing as the Landlord may request, showing the subordination of this Lease to such mortgage or mortgages. Notwithstanding such subordination, Tenant’s right to quiet possession of the Premises and to all other rights of Tenant under this Lease shall not be disturbed or diminished (even if such mortgage is foreclosed upon) if Tenant is not in default beyond any applicable notice and cure periods and so long as Tenant shall pay the Rent and observe and perform all of the provisions of this Lease, unless this Lease is otherwise terminated following a Tenant default beyond any applicable notice and cure periods. Tenant agrees to attorn to any new Landlord. This subordination, attornment and non-disturbance provision is to be effective and self-operative without the execution of any further provision instruments on the part of any of the parties hereto, immediately upon the mortgagee or other successor to Landlord’s estate succeeding to the interest of the Landlord in the Premises.

28.	ESTOPPEL CERTIFICATES BY TENANT

Tenant shall from time to time, upon ten (10) days’ prior written notice from Landlord, execute, acknowledge and deliver to Landlord a written statement certifying that this Lease is unmodified and in full force and effect (or that the same is in full force and effect as modified, attaching the instruments of modification), the dates to which the Rent has been paid and whether or not, to the best of Tenant’s knowledge, Landlord is in default hereunder (and, if so, specifying the nature of the default), it being intended that any such statement delivered pursuant to this paragraph may be relied upon by a prospective purchaser of the Landlord’s interest or by any mortgagee pursuant to any mortgage of Landlord’s interest or assigns of any mortgage upon Landlord’s interest in the Building. Landlord shall from time to time, upon ten (10) days’ prior written notice from Tenant, execute, acknowledge and deliver to Tenant a written statement certifying that this Lease is unmodified and in full force and effect (or that the same is in full force and effect as modified, attaching the instruments of modification), the dates to which the Rent has been paid and whether or not, to the best of Landlord’s knowledge, Tenant is in default hereunder (and, if so, specifying the nature of the default), it being intended that any such statement delivered pursuant to this paragraph may be relied upon by any prospective purchaser of Tenant’s business, any lender to Tenant, or any sublessee or assignee of Tenant. The breach of this Section by either party shall constitute an event of default under this Lease, and no notice and cure provisions in this Lease shall apply to the obligations of this Section.

29.	LANDLORD’S EXCULPATORY CLAUSE

Notwithstanding anything to the contrary provided in this Lease or by law, it is specifically agreed and understood between the parties hereto that there shall be absolutely no personal liability on the part of the Landlord or any of its employees or any of its respective heirs, executors, administrators, personal representatives, successors, assignees, shareholders, partners, nominees or designees, with respect to any of the terms, covenants, and conditions of this Lease, and Tenant or any other party claiming by, through or under the Tenant shall look solely to the interests of the Landlord in the Building, as its respective interest may appear, and to any sale or refinancing proceeds for the collection of any claim, demand, cost, expense, judgment or other judicial process requiring the payment of money for any default or breach by Landlord. Notwithstanding anything to the contrary provided in this Lease or by law, it is specifically agreed and understood between the parties hereto that there shall be absolutely no personal liability on the part of any of the Tenant’s employees, heirs, executors, administrators, personal representatives, successors, assignees, shareholders, partners, members, nominees or designees, with respect to any of the terms, covenants and conditions of this Lease, and Landlord or any other party claiming by, through or under the Landlord shall look solely to the assets of Tenant (including its leasehold interest created hereby), for the collection of any claim, demand, cost, expense, judgment or other judicial process requiring the payment of money for any default or breach by Tenant.

30.	SUCCESSORS AND ASSIGNS

This Lease and all covenants, obligations, and conditions hereof shall inure to the benefit of and shall be binding upon Landlord, and Landlord’s successors and assigns. This Lease and all its covenants, obligations, and conditions shall also inure to the benefit and be binding upon Tenant and Tenant’s successors, and assigns.

31.	SALE OF BUILDING OR DEVELOPMENT/REDEVELOPMENT OF BUILDING

Landlord shall have the right to sell, assign, transfer or otherwise alienate its interest in the Building. Upon such sale, assignment, transfer or alienation, the Tenant shall be bound to the new owner to the same extent as it was bound to Landlord. At the time of any such sale, so long as Landlord has paid the full tenant improvement allowance to Tenant, Landlord hereunder shall be entirely freed and discharged of any obligation or responsibility under this Lease that arises following the date of such sale.

Landlord and Tenant agree that should Landlord elect to develop a new building at 813 Shades Creek Parkway or re-develop the current Building, Landlord shall negotiate in good faith to give Tenant an option to participate, such option and decision to develop or redevelop the Building are in Landlord’s sole discretion. In the event of the foregoing, this Lease would no longer be in effect and a new lease would be required. Landlord agrees that Tenant shall occupy the Premises for a minimum of five (5) years before a new development/redevelopment of the Building. Landlord shall give Tenant twelve (12) months prior notice of plans to develop/redevelop the existing Building.

32.	SAVINGS CLAUSE

If any provision of this Lease or its application to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby and each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

33.	LANDLORD’S LIEN

Tenant hereby grants to Landlord a lien on all property of Tenant except equipment, ATM machines or computers which include business records or which would violate client security now or hereafter placed in or upon the Premises and the leasehold improvements permanently affixed to the Premises, and such property shall be and remain subject to such lien of Landlord for payment of all Rent and other sums agreed to be paid by Tenant herein.

34.	ADDITIONAL RENT (OPERATING COSTS)

Landlord and Tenant agree that the Net Base Rental set out in section three (3) hereof is a minimum Net Base Rental to be paid by Tenant. Landlord will charge Tenant, and Tenant agrees to pay, as “Additional Rent”, Tenant’s Pro-rata Share (as defined at the end of this section) of Operating Costs (as defined below) during the term of this Lease in excess of the Operating Costs incurred or paid by Landlord for calendar year 2011 (the “Base Year”).

Tenant shall also pay to Landlord, as Additional Rental for each month of each adjustment year, in addition to Base Rental and all other amounts herein required to be paid by Tenant, an amount equal to one-twelfth of the percentage (Tenant’s Proportionate Share) derived from a fraction using as the numerator the net rentable area of the Premises (in this case 10,471 square feet) and as the denominator, the net rentable area in the Building (in this case 47,000 square feet) times the amount, if and, by which the aggregate of all “Operating Costs”) paid or incurred by Landlord on account of the management, operation and maintenance of the Building exceeds the actual operating costs for the calendar year 2011 per Rentable Square Foot of the Building. An expense stop shall be based on a 2011 base year adjusted to reflect a fully assessed, 100% occupied Building.

“Operating Expenses,” as used in this Lease, refers to the aggregate of all expenses, costs and disbursements of every kind and nature relating to or incurred or paid during any operating period in connection with the ownership, operation and maintenance of the Building, land, equipment, fixtures, and facilities used in connection therewith, including, but not limited to, wages, and salaries of all employees directly engaged in the operation, maintenance or security of the Building and land, including ad valorem taxes (“Taxes”), insurance, and benefits relating thereto; the cost of all labor, supplies, materials, and tools used in the operation and maintenance of the Building and land; the management fees (not exceeding 4% of gross collected income); the cost of all accounting expenses incurred in connection with the ownership and operation of the Building and land; the cost of all utilities for the Building and land, including, but not limited to, the cost of water and sewer services and power for heating, lighting, air conditioning, and ventilating; the cost of all maintenance and service agreements for the Building, land, and equipment therein or thereon, including, but not limited to, security service, window cleaning, elevator maintenance, and janitorial service; the cost of all insurance relating to the Building and land, including, but not limited to, the cost of casualty, rental abatement, and liability insurance applicable to the Building, land, and Landlord’s personal property used in connection therewith; Taxes; the cost of all license and permit fees; the cost of repairs, refurbishing, restoration, and general maintenance; and all other items constituting operating and maintenance costs in connection with the Building and land according to generally accepted accounting principles. Notwithstanding any provisions of this Lease to the contrary, Operating Expenses shall not include the following: (i) depreciation, reserves or expenses relating to Landlord’s ground leasing or financing, (ii) brokerage and leasing commissions, (iii) repairs and restorations paid for by the proceeds of any insurance policy, condemnation award or warranty, (iv) construction or repair of improvements of a capital nature, (v) income and franchise taxes other than that portion, if any, of income and franchise taxes which may hereafter be assessed and paid in lieu of or as a substitute in whole or in part for Taxes, (vi) marketing or advertising to solicit customers or new tenants, (vii) improvements, allowances or concessions provided to any tenant of the Building or any costs paid to affiliates of Landlord to the extent that they exceed the fair market value of such costs, (viii) costs incurred due to violation by Landlord or other Tenants of the terms and condition of any lease, laws or regulations, or (ix) all items and services for which Tenant reimburses Landlord. If less than one hundred percent (100%) of the rentable area of the Building is actually occupied during any operating period, any Operating Expenses that vary with occupancy shall be increased to the amount that such variable Operating Expenses would have been for such operating period had one hundred (100%) of the rentable area of the Building been occupied during all such operating period, as determined by Landlord. In no event shall Landlord, by reason of any such adjustment be entitled to receive more than 100% of the actual Operating Costs.

If the Building is not fully occupied during any given calendar year (including the Base Year), the Operating Costs shall be equitably adjusted, so that such of those expenses as constitute variable rather than fixed costs (as determined in accordance with sound accounting practices and principles) shall be adjusted to reflect vacancies in the Building by projecting such variable costs as though the Building were fully occupied throughout such calendar year; provided, however, that in no event shall Landlord, by reason of any such adjustment, be entitled to receive more than 100% of the actual Operating Costs.

For each calendar year, Tenant shall pay the Additional Rent to Landlord without demand, deduction or setoff, in twelve (12) equal monthly installments each calendar year based upon a good faith estimate by Landlord of Tenant’s share of Operating Costs for such calendar year, each such installment being due with the installments of Net Base Rental.

On or before February 20 of each calendar year during the Lease Term, or as soon thereafter as practicable, Landlord shall give Tenant written notice of its good faith estimate of the Additional Rent for the next ensuing calendar year. Commencing January 1 of the next year, Tenant shall pay to Landlord one-twelfth (1/12) of such estimated Additional Rent. If notice of Landlord’s estimate of Additional Rent is not given prior to December 31 during the next calendar year, Tenant shall continue to pay the monthly payment based on the Additional Rent computed for the previous calendar year until the month after such notice is given.

As soon as practicable after the close of each calendar year, Landlord shall deliver to Tenant a statement of the Additional Rent for the immediately preceding calendar year. If such statement shows an amount owing by Tenant that is less than the payment actually made by the Tenant for the immediately preceding calendar year, Tenant shall be credited for such excess against the next monthly payment(s) of Rent. If such statement shows an amount owing by the Tenant that is more than the payment actually made by the Tenant for the immediately preceding calendar year, Tenant shall pay the deficiency in lump sum to Landlord within thirty (30) days after delivery of the statement.

Landlord’s failure to make the charges for increased Operating Costs as set forth in this section shall not constitute a waiver of Landlord’s right to make such charges, and Landlord shall have the right at any time during the term hereof and up to twelve (12) months after Lease expiration to collect charges not previously invoiced to Tenant.

Upon request by Tenant, and at Tenant’s cost and expense, Landlord shall furnish Tenant such information as may be necessary for Tenant to audit and/or verify Operating Costs and shall cooperate with Tenant in auditing and verifying the Operating Costs. Tenant shall have one hundred eighty (180) days after receipt of the Operating Costs statement from Landlord to dispute (by written notice) the correctness or completeness thereof, after which time the Operating Costs shall be deemed to be complete and correct and conclusive and binding on Landlord and Tenant. Except as expressly provided herein, Tenant shall not be entitled to withhold Additional Rent for any reason but payment of any Additional Rent shall not preclude Tenant from thereafter disputing the correctness or completeness of any Operating Costs. In the event Tenant shall dispute any Operating Costs and Landlord and Tenant cannot resolve the dispute within three (3) months after Tenant’s notice of dispute, then the matter shall be referred to arbitration as herein provided.

Any dispute between the parties with respect to Operating Costs shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association as amended and in effect on the date notice is given of the intention to arbitrate. The determination of the arbitrators shall be final, binding and conclusive on all the parties, and judgment may be rendered thereon by any court having jurisdiction, upon application of either Landlord or Tenant. If the arbitration concludes that there has been a discrepancy involving an over charge to Tenant of fifteen percent (15%) or more in the aggregate of the statement of Operating Costs, Landlord shall be responsible for the costs of arbitration, including Tenant’s accounting and legal costs and expenses. In addition, in the event that Tenant reasonably alleges that such a discrepancy exists in any line item, Tenant shall have the right to audit and verify such line item amounts for the prior three (3) calendar years, and if there shall be a dispute with respect to such amounts, such dispute shall be included in the arbitration and settlement in accordance with the procedures outlined in this paragraph.

Tenant’s “Pro-rata Share,” as that term is used in this paragraph, shall be 22.27 percent (22.27%). subject to adjustment in the event of any change in the number of rentable square feet in the Tenant’s Premises. Tenant’s Pro-rata Share is determined by dividing the number of rentable square feet in the Premises by the number of rentable square feet of office space in the Building. The actual amount of Additional Rent (Operating Costs) payable by Tenant shall be an amount equal to the product obtained by multiplying the Tenant’s Pro-rata Share times the excess of the Operating Costs for the calendar year or partial calendar year in question over the Operating Costs incurred for the Base Year.

35.	TENANT IMPROVEMENTS (See also Exhibit “B”)

Subject to the maintenance obligations of the parties pursuant to Section 10 of this Lease, Tenant agrees to accept the Premises in “as-is” condition, except for the improvements and betterments, which Landlord has agreed to provide and which are set forth in Exhibit “A”. Except as provided in Section 10, Tenant shall, at all times during the term hereof and at Tenant’s sole cost and expense, keep the interior, non-structural portion of the Premises and every part thereof in good condition and repair, ordinary wear and tear, damage thereto by fire, earthquake, act of God or the elements excepted. Tenant shall, at the end of the term hereof, surrender to Landlord the Premises and all alterations, additions and improvements thereto (subject to the provisions of Section 22 above) in as good or better condition as when received, ordinary wear and tear, Tenant’s alterations and damage by fire, earthquake, act of God or the elements excepted.

Landlord shall have no obligation and has made no promise to remodel, improve, decorate or paint the Premises or any part thereof, except as specifically herein set forth. No representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant, except as specifically herein set forth.

Any Tenant alterations, additions, or improvements in or to the Premises (other than the Tenant improvements approved in Exhibit “B” and alterations, additions, or improvements that do not impact the structure, appearance or systems of the Building) shall require the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Any Tenant alterations, additions, and improvements, except only office furniture and equipment, and other additions which shall be readily removable without injury to the Premises, shall be and remain a part of the Premises at the expiration of this Lease.

Tenant will not permit any mechanic’s or materialman’s lien or liens or any liens of whatsoever nature to be placed upon the Premises or the Building. Nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, to any person for the performance of any labor of the furnishing of any materials to all or part of the Premises, nor as giving Tenant any right, power or authority to contact for or permit the rendering of any services or the furnishing thereof that would or might give rise to any mechanic’s or materialman or other liens against the Premises.

If any such lien is claimed against the Premises, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to discharge the same. Any amount paid by Landlord for such purposes shall be paid by Tenant to Landlord as Additional Rent within ten (10) days of Landlord’s demand therefore.

36.	BROKERAGE COMMISSION

Landlord and Tenant represent and warrant to each other that they have not dealt with any real estate broker or agent, other than the agents specified below. Landlord’s payment of any real estate commission or fee shall be in the amount set forth below or specified in a separate agreement between Landlord and the leasing agents. Landlord agrees to pay to Tenant’s agent, Harbert Realty Services, the amount of 4% of the gross dollar value of the initial Lease term, 4% of the gross dollar value of any Tenant expansion into contiguous space at the time thereof and 2% of the gross dollar value of any renewal term at the time thereof. In addition, a 2% commission based on the gross dollar value of the initial Lease Term shall be paid to Landlord’s agent, StoneRiver Property Management, for negotiating the Lease, and 2% of the gross dollar value of any Tenant expansion into contiguous space at the time thereof and 2% of the gross dollar value of any renewal term at the time thereof.

37.	FORCE MAJEURE

Whenever a period of time is herein prescribed for the taking of any action by Landlord, Landlord shall not be liable or responsible for, and there shall be excluded from the computation of such period of time, any delays due to strikes, riots, acts of God, shortage of labor or materials, war, governmental laws, regulations or restrictions, financing, or any other cause whatsoever beyond the control of Landlord.

38.	RELATIONSHIP OF PARTIES

Nothing contained in this Lease shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent, nor any provisions contained herein, nor any acts of the parties herein, shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant.

39.	GOVERNING LAW

This Lease and the rights and obligations of the parties hereto are governed by the laws of the State of Alabama.

40.	RECORDATION

Tenant agrees not to record this Lease or any memorandum hereof without the prior written consent of the Landlord. Landlord may record this Lease or any memorandum thereof, at its sole discretion and expense.

41.	SECTION HEADINGS

The section or subsection headings are used for convenience of reference only and do not define, limit or extend the scope or intent of the sections of this Lease.

42.	AMBIGUITY

The terms, conditions, and provisions of this Lease were agreed to in arms length negotiations in which each party was represented by independent counsel of its own choosing. Accordingly, in the event of any ambiguity in this Lease, such ambiguity shall not be resolved against the draftsman or principal draftsmen of this Lease.

43.	WAIVER OF JURY TRIAL

Landlord and Tenant waive trial by jury in any action, proceeding, or counterclaim brought by either Landlord or Tenant against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises or any other claims, and any emergency statutory or any other statutory remedy

44.	PARKING

Landlord covenant to maintain three and one half (3.5) parking spaces for every 1,000 rentable square feet of the Building Landlord shall designate for Tenant’s exclusive use (and at no additional cost to Tenant) all spaces previously designated for Brownell Travel’s exclusive use, but in no event less than ten (10) parking spaces in front of or adjacent to the Premises as outlined in red on Exhibit A attached hereto and incorporated by reference, and Tenant shall have the non-exclusive use of all remaining common area parking. Upon the mutual agreement of the parties, some of the spaces previously designated for Brownell Travel’s exclusive use can be allocated to replace reserved parking for other tenants of the Building whose reserved parking has been replaced by Tenant’s drive through facilities.

45.	OPTION AND RIGHT OF FIRST REFUSAL TO LEASE EXPANSION SPACE

Subject to superior right of first refusal or option rights that have been granted to other tenants of the Building prior to the execution of this Lease, Tenant shall have the option to lease any unleased portion of the Building (the “Expansion Space”), upon the terms and conditions that apply to the Premises (specifically including without limitation, Net Base Rental on the per usable square foot basis that is applicable to the Premises and the tenant improvement allowance of $2.36 per rentable square foot per year). So long as such Expansion Space is unleased, Landlord will provide the Expansion Space to Tenant in the condition required hereby at such time as Tenant requests in its written notice that it is exercising the expansion option but in no event less than thirty (30) days from the date of such written notice. Tenant’s obligation to pay Net Base Rental on any additional leased premises added pursuant to the terms of this paragraph shall commence on the date determined in accordance with the standards for establishing the Commencement Date with respect to the original Premises set forth in Section 2 of this Lease. Any additional premises leased pursuant to this paragraph shall be delivered by Landlord to Tenant in good working order and condition with adequate plumbing, heating and cooling (HVAC), electrical service and a smooth, level concrete floor. Tenant’s exclusive parking rights shall increase pro-rata with the increase in the size of its Premises.

Subject to superior right of first refusal or option rights that have been granted to other tenants of the Building prior to the execution of this Lease, Landlord agrees that if Landlord receives an acceptable letter of intent or term sheet from a prospective third party tenant to lease any portion of the Building (the “Proposal”), Landlord shall notify Tenant in writing of the lease term and the portion of the Building to be leased pursuant to the Proposal, and Tenant shall have the right (the “Right of First Refusal”) within thirty (30) days from the date of receipt of notice of the Proposal to advise Landlord in writing that Tenant agrees to lease that portion of the Building contained in the Proposal (the “Offer Space”), which notice shall constitute a binding obligation to lease the Offer Space upon the terms and conditions set forth in the Proposal, except as modified by this Section. Failure by Tenant to notify Landlord of its exercise of the Right of First Refusal within the time specified shall be deemed an election by Tenant not to exercise its Right of First Refusal with respect to such Proposal. The Right of First Refusal shall be an ongoing right in favor of Tenant.

Upon the exercise of either the option rights or the Right of First Refusal, all rental obligations of Tenant contained in this Lease, including without limitation, the definition of Tenant’s Pro-rata Share, shall be adjusted to reflect the increase in the area of the Premises due to the premises added pursuant to this Section (the “Additional Premises”). Prior to delivery of possession, Landlord and Tenant shall execute an amendment to this Lease reflecting and confirming the addition to the Premises of the Additional Premises, the additional Net Base Rental caused thereby, the change in the Pro-rata Share caused thereby and any other revisions necessary due to the addition of the Additional Premises to the Premises.

It is understood and agreed by the parties hereto that Tenant cannot exercise the option rights or Right of First Refusal under this Section during any period of time that there exists an uncured default by Tenant (after giving effect to applicable notice and cure provisions).

46.	LEASES AND SCHEDULES

The following numbered exhibits are attached hereto and incorporated herein and made a part of the Lease for all purposes:

EXHIBIT A	Depiction of the Premises
EXHIBIT B	Tenant Improvements
EXHIBIT C	HVAC Additional Costs
EXHIBIT D	Building Rules and Regulations
EXHIBIT E	Specifications for the Tenant’s Improvements (Including Drive-Thru Teller Facilities, Facade Signage, Safes)

47.	NOT AN OFFER

Presentation of this instrument by Landlord or Landlord’s Agent does not constitute an offer to Lease. This instrument is not a binding agreement until executed by both Landlord and Tenant and delivered to all parties.

DONE AND EXECUTED on the date first above written.

LANDLORD:

WITNESS:	SHADES PARKWAY, LLC

/s/ Karen Lake	By:	/s/ James O. Rein

As Its Manager

Date of Execution: 3 - 8, 2011

TENANT:

WITNESS:	NATIONAL BANK OF COMMERCE

/s/ Joseph Welden	By:	/s/ John R. Bragg

Its:	Executive Vice President

Date of Execution: 3 - 8, 2011